Exhibit 99.01

Resignation letter of William Beer

To the Board of Directors of Virco Mfg. Corporation:
I am resigning from the Board of Directors, as Lead Outside Director and as a member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee effective at the end of business on May 7, 2014.
In the spring of 2013, the outside Directors determined by a vote of 7-0 that a change of leadership of the company was required. Initially, Management agreed to certain of the changes.
Management was successful in changing the minds of three Directors who originally agreed that a change was necessary. Two of these Directors are prior executives of the company and the third is a personal friend of the Chairman/CEO.
At that time, it became apparent to me that the Board was controlled by an inside group of Directors. This realization, along with other disagreements, led to the resignation of one of the outside Directors in October, 2013. However, I believed that, as Lead Outside Director, I could work with Management to focus our efforts on improving the business performance of the company and to effectively represent the interests of all shareholders.
Instead of working together, the Chairman/CEO used the inside group of Directors to make changes in the structure of the Board and the Corporation’s Bylaws that I do not believe are in the best interest of all Shareholders. I believe these actions were aimed at removing current Board members who do not agree with Management and discouraging disagreement going forward.
Given these circumstances, I do not feel it is possible for me to represent the interests of all shareholders. However, the reconstituted Board plan unanimously adopted by the Board resolves my concerns regarding the independence and objectivity of the Board, and I am submitting my resignation so that this plan can be placed in effect.
Respectfully,
/s/ William L. Beer